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                                                                     EXHIBIT 8.1
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                                                                     EXHIBIT 8.1




                                                    November 16, 2000


To the Addressees Listed
on the Appendix hereto


         RE:   Advanta Business Card Master Trust
               Series 2000-C Asset Backed Notes

Ladies and Gentlemen:

         We have acted as special counsel to Advanta Bank Corp. and Advanta Business Receivables Corp. (both as described below) and to Advanta Business Card Master Trust, a common law trust organized under the laws of the State of Delaware (the "Issuer") as issuer of the asset backed notes described below, in connection with the transactions described in the Trust Agreement dated as of August 1, 2000 (the "Trust Agreement") between Advanta Business Receivables Corp., a Nevada corporation, as Transferor (the "Transferor"), and Wilmington Trust Company, a Delaware corporation, as owner trustee (the "Owner Trustee"); the Master Indenture dated as of August 1, 2000 (the "Master Indenture") between the Issuer, as issuer, and Bankers Trust Company, a New York banking corporation, as indenture trustee (the "Indenture Trustee"); the Transfer and Servicing Agreement dated as of August 1, 2000 (the "Transfer and Servicing Agreement") among the Transferor, Advanta Bank Corp., a Utah industrial loan corporation, as servicer (the "Servicer"), and the Issuer, as issuer; the Series 2000-C Indenture Supplement dated as of November 1, 2000 (the "2000-C Indenture Supplement") between the Issuer, as issuer, and the Indenture Trustee; the forms of Class A, Class B and Class C Asset Backed Notes, Series 2000-C, to be issued by the Trust (the "Series 2000-C Notes"); the Receivables Purchase Agreement dated as of August 1, 2000 (the "Receivables Purchase Agreement") between the Servicer, as seller, and the Transferor, as purchaser, pursuant to which the Servicer has agreed to sell and the Transferor has agreed to purchase certain credit card receivables (the "Receivables"); and the Administration Agreement dated as of August 1, 2000 (the "Administration Agreement") between the Issuer and the Servicer, as administrator. The Transferor has agreed to convey the Receivables to the Issuer, and the Issuer proposes to issue the Series 2000-C Notes to be offered pursuant to a Prospectus dated November 3, 2000 (the "Prospectus") and a prospectus supplement dated November 8, 2000 (the "2000-C Prospectus Supplement"). Terms used and not defined herein that are defined in the Trust Agreement or the Master Indenture, shall have the meanings provided in the Trust Agreement or the Master Indenture, as the case may be.
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To the Addressees listed on
   the Appendix hereto
November 16, 2000
Page 2


         We have reviewed originals or copies, identified to our satisfaction, of the Trust Agreement, the Master Indenture, the Transfer and Servicing Agreement, the 2000-C Indenture Supplement, the Receivables Purchase Agreement, the Administration Agreement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

         In rendering this opinion, we have assumed that the Series 2000-C Notes will be issued in accordance with the Trust Agreement, the Master Indenture and the 2000-C Indenture Supplement; that the Issuer will be governed by the terms of the Trust Agreement, and that the parties thereto (including the Noteholders) will comply with the terms of the Trust Agreement and the Agreements referred to above. We have relied on representations from the Servicer that none of the Receivables are secured by real property, and that 100% of the beneficial interest in the Trust will be owned directly by the Servicer. We have not independently verified the accuracy of these representations.

         Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that, for United States Federal income tax purposes:

         (1) although no transaction closely comparable to that contemplated herein has been the subject of any Treasury regulation, revenue ruling or judicial decision, the Issuer will not be classified as an association or as a publicly traded partnership taxable as a corporation for federal income tax purposes. As a result, we are of the opinion that the Issuer will not be subject to United States Federal income tax; and

         (2) although no transaction closely comparable to that contemplated herein has been the subject of any Treasury regulation, revenue ruling or judicial decision, the Series 2000-C Notes will be characterized as debt for United States federal income tax purposes.

         There are no existing regulations under section 385 of the Code defining instruments as equity or indebtedness for United States Federal income tax purposes. Furthermore, there are no controlling regulations, published rulings, or judicial decisions involving securities with terms substantially the same as the Notes that discuss, for Federal income tax purposes, whether the securities constitute equity or indebtedness. In general, whether a transaction constitutes the issuance of indebtedness for Federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The Internal Revenue Service and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for Federal income tax purposes, which we have reviewed as they apply to this transaction. Therefore, our opinion regarding the characterization of the Series 2000-C Notes as debt for United States Federal income tax purposes is based upon rulings and judicial decisions under the Code involving situations that we consider to be
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To the Addressees listed on
   the Appendix hereto
November 16, 2000
Page 3


analogous and an analysis of all of the facts and circumstances surrounding the issuance and sale of the Series 2000-C Notes.

         (3) the issuance of the Series 2000-C Notes will not adversely affect the tax characterization as debt of Notes of any outstanding Series or Class that were characterized as debt for federal income tax purposes at the time of their issuance; and

         (4) the issuance of the Series 2000-C Notes will not cause or constitute an event in which gain or loss would be recognized by any Noteholder.

         You should be aware that this opinion represents conclusions as to the application to the Issuer and the Series 2000-C Notes of existing law, regulations, and administrative rules and practices. Our analysis is based on provisions of the Internal Revenue Code of 1986, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. Our opinion is not binding on the courts or the Internal Revenue Service. We do not express any opinion, either implicitly or otherwise, on any issues not expressly addressed herein.

         The foregoing opinions are being rendered for the benefit only of the addressees listed on the Appendix attached hereto in connection with the transactions contemplated by the documents referred to above and may not be disclosed to, quoted to or relied upon by any other person or entity or for any other purpose without the express prior written consent of the undersigned. This opinion letter is based upon the current state of the law and facts as of the date hereof and we hereby expressly disclaim any obligation to advise you of any changes which may occur hereafter with respect to any of the matters addressed herein.

                                         Very truly yours,



                                         WOLF, BLOCK, SCHORR and SOLIS-COHEN LLP
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                                    APPENDIX


Advanta Business Card Master Trust
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware  19890-0001

Advanta Business Receivables Corp.
639 Isbell Road
Suite 390
Reno, Nevada 89509

Advanta Bank Corp.
11850 South Election Road
Draper, Utah 84020

Bankers Trust Company,
   as Indenture Trustee
Four Albany Street
New York, New York 10006

Moody's Investors Service, Inc.
99 Church Street
New York, NY 10007

Morgan Stanley & Co. Incorporated,
  as Representative of the Underwriters
1585 Broadway
New York, New York 10036

Standard & Poor's Ratings Services,
   a division of The McGraw-Hill
   Companies, Inc.
55 Water Street
New York, New York 10041

Wilmington Trust Company,
   as Owner Trustee
Rodney Square North
1100 North Market Street
Wilmington, Delaware  19890-0001